UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 15, 2015

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407-999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

Georgetown Loan

On January 15, 2015, Sentio Healthcare Properties, Inc. (the “Company”), through an indirect wholly owned subsidiary, originated a development loan in the amount of $41.9 million for The Delaney at Georgetown Village development project located in Georgetown, Texas (the “Georgetown Loan”). The borrower, Westminster-LCS Georgetown LLC, is not affiliated with the Company or its advisor. The borrower is a joint venture between Life Care Companies, LLC (“LCS”) and a fund sponsored by Westminster Capital (“Westminster”), and will use the proceeds of the Georgetown Loan to develop a senior living facility with 207 units including independent living, assisted living and memory care.

The Georgetown Loan is secured by a first mortgage lien on the land, building, and all improvements made thereon. The Georgetown Loan matures on January 15, 2020 with one 12-month option to extend at the Company’s option, and bears interest at a fixed rate of 7.9% per annum for the term of the loan. Advances will be made periodically during the construction period to cover documented hard and soft costs of construction and interest, commencing after the borrower has expended its required equity contribution, and subject to customary construction draw conditions. The borrower paid a loan origination fee equal to 1% of the loan amount. Monthly payments are interest only for the term of the loan. The Company has the option to purchase the property at fair market value. Regardless of whether the Company exercises the option to purchase the property, the Company will be entitled to participate in the value creation which is the difference between the fair market value and the total development cost. The Georgetown Loan is non-recourse to LCS and Westminster, but LCS has provided cost and completion guarantees as well as a guaranty of customary “bad boy” carve-outs.

The Company expects to fund the Georgetown Loan with proceeds from the sale of the Series B Convertible Preferred Units (the “Series B Preferred Units”) of limited partnership interest of Sentio Healthcare Properties OP, L.P. (the “Operating Partnership”) to Sentinel RE Investment Holdings, LP, an affiliate of KKR & Co. L.P. (the “Investor”) as described below.

Sale of Preferred Units in the Operating Partnership

On January 16, 2015, a purchase of securities related to the Georgetown Loan (the “Georgetown Put Exercise”) was completed by the Investor pursuant to the Securities Purchase Agreement dated February 10, 2013, as amended, between the Company, the Operating Partnership (the Company and the Operating Partnership together being the “Sentio Parties”) and the Investor (the “Purchase Agreement”). The Purchase Agreement and the transactions contemplated thereunder were previously reported in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 12, 2013 and December 30, 2014 (the “Prior 8-K”).

Pursuant to the Georgetown Put Exercise, the Investor agreed to fund $41.9 million related to the Georgetown Loan pursuant to a draw schedule provided by the Sentio Parties, subject to the terms and conditions agreed to in the Letter Agreement described below, and was issued the following securities:

•	155,000 newly-issued Series B Preferred Units, which are convertible into approximately 1,546,906 shares of the Company’s common stock at the currently effective conversion price.

After giving effect to the 155,000 Series B Preferred Units issued upon the closing of the Georgetown Put Exercise and the Series B Preferred Units relating to the Georgetown Put Exercise remaining to be issued, as described below, 220,580 Series B Preferred Units remain issuable under the Purchase Agreement. The obligation of the Investor to purchase additional Series B Preferred Units under the Purchase Agreement is conditioned upon, among other things, the receipt of notice from us of the intention to sell a specified amount of securities to the Investor to finance a proposed real estate acquisition or construction loan.

Disclosure concerning the other terms and conditions of the Series B Preferred Units, the transfer and registration thereof and the covenants in the Purchase Agreement and the related agreements is incorporated herein by reference from the Prior 8-K. The above summary of the issuance of the Series B Preferred Units does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and related agreements attached to the Prior 8-K and incorporated by reference herein.

Letter Agreement

On January 16, 2015, the Sentio Parties entered a letter agreement with the Investor (the “Letter Agreement”) to divide the issuance of Series B Preferred Units related to the Georgetown Put Exercise into two issuances in recognition of the fact that if Series B Preferred Units were issued for the full Georgetown Put Exercise amount of $41.9 million certain “change-of-control” provisions would be triggered in the Sentio Parties’ loan documents, which, without consents from the lenders thereto, would cause the Sentio Parties to be in default under such loan documents.

Pursuant to the Letter Agreement the first issuance of the Series B Preferred Units would occur upon closing the Georgetown Put Exercise and would be limited to an amount that would cause the Investor’s ownership interest in the Partnership to be 48.9% or 155,000 Series B Preferred Units. The second issuance of the Series B Preferred Units would be for the units remaining to reflect the full amount committed by the Investor pursuant to the Georgetown Put Exercise or 264,120 Series B Preferred Units. The second issuance would occur upon the earlier of the following: (a) receipt of all necessary lender consents related to a “change-of-control” transaction, (b) four months following the closing of the Georgetown Put Exercise, subject to one or more extensions beyond such four-month period exercisable by the Investor in its discretion, (c) upon a liquidation event (as defined in the Letter Agreement), (d) at the Investor’s election, a sale of a material amount of the assets of the Company or the Partnership, (e) at the Investor’s election, a sale or issuance of any equity in the Company or the Partnership other than (X) sales by holders of the stock of the Company in the ordinary course or (Y) issuances pursuant to the Purchase Agreement and (f) at the Investor’s election, the listing of securities of the Company or the Partnership on a nationally recognized stock exchange. Further, the Letter Agreement provides that for all other purposes, other than with respect to voting rights, under the Purchase Agreement as well as the Partnership Agreement and the Investor Rights Agreement (each as defined in the Prior 8-K), the Investor would be treated as having been issued Series B Preferred Units in the full amount of the exercise put amount as of the closing date of the Georgetown Put Exercise. Finally, the Letter Agreement provides that in no event will the Investor be required, without its prior written consent, to fund amounts related to the Georgetown Put Exercise in excess of $15.5 million in the aggregate unless the Investor has received Series B Preferred Units in the full amount of the Georgetown Put Exercise.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.

The Georgetown Put Exercise was made pursuant to the private placement exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated by the SEC thereunder. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: January 22, 2015	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer